Exhibit 99.1

Media Statement – Diamond Foods, Inc. Reaffirms Fiscal 2012 Guidance

San Francisco, CA (October 3, 2011) – Diamond Foods, Inc. (NASDAQ:DMND) Diamond made a pre-harvest momentum payment to walnut growers in early September, prior to the delivery of the fall walnut crop to reflect the fiscal 2012 projected market environment. The payment is accounted for in fiscal 2012 cost of goods sold and is reflected in the guidance provided by the company on September 15, 2011.

Diamond reaffirms the guidance provided in its press release dated September 15, 2011, which reflects not only higher commodity costs expected in fiscal 2012, but also recent retail price increases taken for its products. Diamond believes it has an ample walnut supply for both the retail and value-added, non-retail business.

Financial Outlook

For the first half of fiscal 2012, for Diamond on a standalone basis, we expect total net sales of between $540 to $560 million, an increase in advertising investment of 20-25% over the first half of 2011 and non-GAAP EPS ranging from $1.65 to $1.75. We expect the distribution of earnings between Q1 and Q2 to be similar to last year’s first half.

For the full year of fiscal 2012, we expect non-GAAP EPS to range from $3.05 to $3.15, assuming the Pringles transaction closes in the first half of December and reflects:

•	Net sales of between $1.85 billion and $1.95 billion;

•	An estimated operating margin of between 11.5 percent and 12.0 percent;

•	Interest expense of between $40 million to $45 million;

•	An effective tax rate of 27 percent to 30 percent;

•	Outstanding share count of 42 million to 43 million;

•	Capital expenditures of $75 million to $85 million;

•	EBITDA of $300 million to $310 million;

•	Transaction and integration costs of $150 million associated with the Pringles transaction over the next two years.

About Diamond’s non-GAAP Financial Measures

This release contains non-GAAP financial measures of Diamond’s performance (“non-GAAP measures”) for different periods. Non-GAAP financial measures should not be considered as a substitute for financial measures prepared in accordance with GAAP. Diamond’s non-GAAP financial measures do not reflect a comprehensive system of accounting, and differ both from GAAP financial measures and from non-GAAP financial measures used by other companies. Diamond urges investors to review its reconciliation of non-GAAP financial measures to GAAP financial measures, and its financial statements to evaluate its business.

Diamond believes that its non-GAAP financial measures provide meaningful information regarding operating results because they do not include amounts that Diamond excludes when monitoring operating results and assessing performance of the business. Diamond believes that its non-GAAP financial measures also facilitate comparison of results for current periods and business outlook for future periods

Diamond’s management uses non-GAAP measures in internal reports used to monitor and make decisions about its business, such as monthly financial reports prepared for management. The principal limitation of the non-GAAP measures is that they exclude significant expenses and gains required under GAAP. They also reflect the exercise of management’s judgments about which adjustments are appropriately made. To mitigate this limitation, Diamond presents the non-GAAP measures in connection with GAAP results, and recommends that investors do not give undue weight to them. Diamond believes that non-GAAP measures provide useful information to investors by allowing them to view the business through the eyes of management, facilitating comparison of results across historical and future periods, and providing a focus on the underlying operating performance of the business.

Note regarding forward-looking statements

This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including with respect to supply and cost of raw materials and pricing of products. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. Actual results could differ materially from projections made in this release. An extensive list of factors that could materially affect our results can be found in Diamond’s periodic filings with the Securities and Exchange Commission (“SEC”). They are available publicly and on request from Diamond’s Investor Relations department.

Additional Information

In connection with the proposed transaction between Diamond and P&G, Diamond has filed a registration statement on Form S-4 with the SEC, but this registration statement has not become effective. This registration statement includes a proxy statement of Diamond that also constitutes a prospectus of Diamond, which has been sent to the stockholders of Diamond. Investors are urged to read the proxy statement/prospectus and any other relevant documents when they become available, because they will contain important information about Diamond, Pringles and the proposed transaction. The proxy statement/prospectus and other documents relating to the proposed transaction (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. The documents (when they are available) can also be obtained free of charge from Diamond upon written request to Diamond Foods, Inc., Investor Relations, 600 Montgomery Street, San Francisco, California 94111 or by calling (415) 445-7444, or from P&G upon written request to The Procter & Gamble Company, Shareholder Services Department, P.O. Box 5572, Cincinnati, Ohio 45201-5572 or by calling (800) 742-6253.

This communication is not a solicitation of a proxy from any security holder of Diamond. However, P&G, Diamond and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of Diamond Foods, Inc. may be found in its 2011 Annual Report on Form 10-K filed with the SEC on September 15, 2011, and its definitive proxy statement relating to its 2011 Annual Meeting of Stockholders filed with the SEC on November 26, 2010. Information about the directors and executive officers of The Procter & Gamble Company may be found in its 2011 Annual Report on Form 10-K filed with the SEC on August 10, 2011, and its proxy statement relating to its 2011 Annual Meeting of Shareholders filed with the SEC on August 26, 2011.

Contacts:

Investor Contact	Media Contact
Linda Segre	Stephen Sibert
SVP, Corporate Strategy	VP, Corporate Affairs
Diamond Foods	Diamond Foods
415 -445 -7444	415 -445 -7444
lsegre@diamondfoods.com	ssibert@diamondfoods.com